Exhibit 5.1

TOP Ships Inc.

20 Iouliou Kaisara Str

19002 Paiania

Athens, Greece

November 6, 2026

Re: TOP Ships Inc.: Exhibit 5.1 Opinion

Ladies and Gentlemen:

We have acted as counsel to TOP Ships Inc., a Marshall Islands corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form F-3 (File No. 333- , as amended or supplemented from time to time, the “Registration Statement”), as filed with the U.S. Securities and Exchange Commission (the "Commission") on November 6, 2026 relating to the registration for resale, under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”), of up to an aggregate of 40,583,330 (the “Offering Shares”) of the Company’s common shares, par value $0.01 per share (the “common shares”), including related preferred stock purchase rights (the “Preferred Stock Purchase Rights”), consisting of (i) up to 13,416,666 common shares issuable upon the conversion of certain senior convertible notes in an aggregate initial principal amount of $5,555,555.56 (the “Initial Notes”) that were issued to the selling shareholders (the “Selling Shareholders”) named in the Purchase Agreement (as defined below) on October 28, 2026 (the “Initial Closing Date”) in the closing pursuant to that certain securities purchase agreement dated as of October 27, 2026 (the “Purchase Agreement”), by and between the Company and the Selling Shareholders (the “Initial Conversion Shares”), (ii) up to 1,984,126 common shares (the “Initial Warrant Shares”) issuable upon exercise of certain warrants (“Initial Warrants”) to purchase common shares that were issued by the Company to the Selling Shareholders pursuant to the Purchase Agreement, (iii) 99,206 common shares issued on the Initial Closing Date pursuant to the Purchase Agreement (the “Initial Commitment Shares”), (iv) up to 13,416,666 common shares issuable upon the conversion of certain senior convertible notes that may be issued in the future in an aggregate initial principal amount of $5,555,555.56 (the “Second Close Notes” and the common shares issuable upon the conversion of the Second Close Notes, the “Second Close Conversion Shares”), (v) up to 11,111,111 common shares (the “Second Close Warrant Shares”) issuable upon exercise of certain warrants (“Second Close Warrants”) to purchase common shares that may be issued in the future pursuant to the Purchase Agreement, and (vi) up to 555,555 common shares (the “Second Close Commitment Shares”) which may be issuable in the future pursuant to the Purchase Agreement and/or upon exercise of pre-funded warrants (the “Pre-Funded Warrants”) which may be issued in lieu thereof pursuant to the Purchase Agreement.

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Second Close Commitment Shares (including common shares issuable upon exercise of any pre-funded warrants issued in lieu thereof) .

As such counsel, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the following documents:

(i)	the Registration Statement and the prospectus included therein (the “Prospectus”);

(ii)	the Initial Notes;

(iii)	the Initial Warrants;

(iv)	the Purchase Agreement;

(v)	the Company’s amended and restated articles of incorporation and amended and restated bylaws of the Company;

(vi)	The Stockholders Rights Agreement with Computershare Trust Company, N.A., as Rights Agent as of September 22, 2016 (the “Rights Agreement”); and

(vii)	such other papers, documents, agreements, certificates of public officials and certificates of representatives of the Company, as we have deemed relevant and necessary as the basis for the opinions hereafter expressed.

In such examination, we have assumed (a) the legal competence or capacity of persons or entities (other than the Company) to complete the execution of documents, (b) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (c) the conformity to original documents of all documents submitted to us as conformed or photostatic copies, (d) that the documents reviewed by us in connection with the rendering of the opinions set forth herein are true, correct and complete, and (e) the truthfulness of each statement as to all factual matters contained in any document or certificate encompassed within the due diligence review undertaken by us. As to matters of fact material to this opinion that have not been independently established, we have relied upon the representations and certificates of officers or representatives of the Company and of public officials, in each case as we have deemed relevant and appropriate. We have not independently verified the facts so relied on.

This opinion letter is limited to Marshall Islands law and is as of the date hereof. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.

Based on the foregoing and having regard to legal considerations which we deem relevant, we are of the opinion that:

1.	the Offering Shares have been duly authorized;

2.	the Initial Conversion Shares, when issued upon the conversion of the Initial Notes in accordance with the terms of the Initial Notes, will be validly issued, fully paid, and nonassessable;

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3.	the Second Close Conversion Shares, when issued upon the conversion of the Second Close Notes in accordance with the terms of the Second Close Notes issued in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid, and nonassessable;

4.	the Initial Warrant Shares, when issued upon the exercise of the Initial Warrants in accordance with the terms of the Initial Warrants, will be validly issued, fully paid, and nonassessable;

5.	the Second Close Warrant Shares, when issued upon the exercise of the Second Close Warrants in accordance with the terms of the Second Close Warrants issued in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid, and nonassessable;

6.	the Initial Commitment Shares are validly issued, fully paid, and nonassessable;

7.	the Second Close Commitment Shares, when issued in accordance with the terms of the Purchase Agreement and/or upon exercise of any Pre-Funded Warrant issued in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid, and nonassessable;

8.	when the Initial Conversion Shares, Second Close Conversion Shares, Initial Warrant Shares, Second Close Warrant Shares, and Second Close Commitment Shares are issued and sold as contemplated in the Prospectus or any supplement thereto and the Purchase Agreement, the related Preferred Stock Purchase Rights will constitute binding obligations of the Company in accordance with the terms of the Rights Agreement; and

9.	the Preferred Stock Purchase Rights related to the Initial Commitment Shares constitute valid and legally binding obligations of the Company in accordance with the terms of the Rights Agreement.

We consent to the filing of this opinion as an exhibit to the Registration Statement, the discussion of this opinion in the Registration Statement, and the references to our firm in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act.

Very truly yours,

/s/ Watson Farley & Williams LLP

Watson Farley & Williams LLP